EXHIBIT 4.11

April 26, 2024

Holders of February 2024 Offering Promissory Notes

Re: Amendment to February 2024 Offering Transaction Documents

Dear Holders:

ICoreConnect Inc., a Delaware corporation (the “Company”) and the undersigned holders (the “Holders”, and collectively with the Company, the “Parties”) entered into those certain securities purchase agreements on or around February 26, 2024 (the “Purchase Agreements”), with respect to the Company’s February 2024 Offering (as defined in the Purchase Agreements). The Company is pleased to offer to you the following modifications to the Transaction Documents (as defined in the Purchase Agreements) with respect to the February 2024 Offering pursuant to this amendment letter (the “Amendment”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the respective Purchase Agreements, as applicable to each of the Holders.

1.	Adjustment to Offering Size. The reference to “$3,300,000.00” in the Purchase Agreements shall be increased to “$8,250,000.00”.

2.

Adjustment to Amortization Payments in Existing Notes.  With respect to the February 2024 Notes (as defined in the Purchase Agreements) issued on February 26, 2024 only (the “First Closing Notes”), the Company may, in its sole discretion, accelerate the payment date of any Amortization Payment (as defined in the First Closing Notes).    For the avoidance of doubt, written notice by the Company to the holder(s) of the First Closing Notes of such acceleration of the payment date of any Amortization Payment (as defined in the First Closing Notes) shall be irrevocable.

3.

Adjustment to Amortization Payments in Future Notes.  With respect to any February 2024 Notes (as defined in the Purchase Agreements) issued after February 26, 2024 only (the “Future Notes”), the Company may, in its sole discretion, accelerate the payment date of any Amortization Payment (as defined in the Future Notes) by giving written notice of such acceleration to the holder(s) of the Future Notes.  For the avoidance of doubt, written notice by the Company to the holder(s) of the Future Notes of such acceleration of the payment date of any Amortization Payment (as defined in the Future Notes) shall be irrevocable.

4.

Voluntary Conversion.  The First Closing Notes are hereby amended to provide that, in addition to all other provisions in the Note, the Company may at any time, at its option by giving written notice to the Holders, permit the Holders to voluntarily effectuate the conversion(s) of any amounts under the First Closing Notes at a conversion price equal to the Market Price (each a “First Closing Note Optional Conversion”).  For the avoidance of doubt, the Holders shall not be required to effectuate such First Closing Note Optional Conversion(s).  All Future Notes shall provide that the Company may at any time, at its option by giving written notice to the holder(s) of the Future Notes, permit such holder(s) to voluntarily effectuate the conversion(s) of any amounts under the Future Notes at a conversion price equal to the Market Price (each a “Future Note Optional Conversion”).  For the avoidance of doubt, the holder(s) shall not be required to effectuate such Future Note Optional Conversion(s).    All Future Notes shall provide that, if the Holder effectuates a First Closing Note Optional Conversion after the Holder’s receipt of written notice by the Company as described above, then such First Closing Note Optional Conversion shall not adjust the conversion price of such Future Notes under Section 1.6(e) of such Future Notes.

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5.	Shareholder Approval. Section 3.19 of the First Closing Notes shall be replaced in the entirety with the following:

“3.19  Shareholder Approval. The Company (i) fails to file a preliminary information statement on Schedule 14A with the SEC with respect to the Shareholder Approval (as defined in the Purchase Agreement) on or before April 30, 2024 (which shall include the modifications in the Amendment to the Transaction Documents dated April 26, 2024) (the “Pre-14A”), (ii) fails to file a definitive information statement on Schedule 14A with the SEC with respect to the Shareholder Approval as soon as permissible under applicable securities laws after the Pre-14A is filed, (iii) fails to obtain the Shareholder Approval within sixty (60) calendar days after the Allocated Exchange Cap Depletion Date, or (iv) holds any meeting of its shareholders without a proposal for obtaining the Shareholder Approval in such meeting at any time prior to the date that the Shareholder Approval becomes effective pursuant to the rules promulgated under the 1934 Act.”

The Company shall file a preliminary information statement on Schedule 14A with the SEC with respect to the Shareholder Approval (as defined in the Purchase Agreement) on or before April 30, 2024 (which shall include the modifications in this Amendment), and file a definitive information statement on Schedule 14A with the SEC with respect to the Shareholder Approval as soon as permissible under applicable securities laws.

6.

Registration.  The Registration Rights Agreement (as defined in each of the Purchase Agreements) is hereby amended such that the initial Registration Statement (as defined in the Registration Rights Agreements) to be filed pursuant each Registration Rights Agreement shall include a number of Registrable Securities (as defined in each Registration Rights Agreement) equal to no less than 6,600,000 shares of Common Stock (as defined in the Purchase Agreements) (subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock), to be allocated to the Holders based upon on a pro rata basis in proportion to the aggregate principal amount of the February 2024 Notes then outstanding.

7.

Representations and Warranties of the Company.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or its board of directors in connection therewith.  This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Company has not, nor has any person acting on its behalf, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the February 2024 Offering to be integrated with prior offerings by the Company for purposes of the Securities Act, nor will the Company take any action or steps that would cause the February 2024 Offering to be integrated with other offerings of the Company for purposes of the Securities Act or the rules of the Principal Market.  The Company has not paid or given, and has not agreed to pay or give, directly or indirectly, any commission or other remuneration for soliciting the execution of this Amendment.  No other consideration has or will be paid for the execution of this Amendment.

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8.

Representations and Warranties of the Holders. The Holders have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Amendment by the Holders and the consummation by the Holders of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holders and no further action is required by the Holder in connection therewith.  This Amendment has been duly executed by the Holders and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Holders enforceable against the Holders in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.  Each of the Holders is an “accredited investor” as defined in Rule 501(a) of Regulation D.  For the avoidance of doubt, the representations and warranties contained herein of each of the Holders shall only be made with respect to itself and not as to any Other Holder (as defined in this Amendment).

9.

Listing.    The Company shall promptly secure the listing or designation for quotation (as the case may be) of all of the additional Common Stock to be issued pursuant to the February 2024 Offering, as amended by this Amendment, upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed or designated for quotation (as the case may be) (subject to official notice of issuance) and shall maintain such listing or designation for quotation (as the case may be) of all such Common Stock from time to time issuable under the terms of the February 2024 Offering, as amended, on such national securities exchange or automated quotation system.

10.

Disclosure of Transaction.  The Company shall, on or before 9:30 a.m., New York City time, on or prior to the fourth (4th) business day after the date of this Amendment, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the Amendment, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the Securities and Exchange Commission by the Company (including, without limitation, this Amendment) as exhibits to such filing (including all attachments, the “8-K Filing”).  From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holders by the Company or any of its subsidiaries (the “Subsidiaries”) or any of their respective officers, directors, employees or agents.  In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by the Amendment or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holders or any of their affiliates, on the other hand, shall terminate.  Neither the Company, its Subsidiaries nor the Holders shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holders, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holders shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).  Without the prior written consent of the Holders (which may be granted or withheld in the Holders’ sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holders in any filing, announcement, release, or otherwise.

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11.

No Third-Party Beneficiaries.  This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

12.

Joint and Several Obligations. The Company acknowledges and agrees that the obligations of the Holders under this Amendment are several and not joint with the obligations of each other or any other holder of the February 2024 Notes (each, an “Other Holder”) under any other agreement related to February 2024 Offering, and each of the Holders shall not be responsible in any way for the performance of the obligations of any Other Holder.  Nothing contained in this Amendment, and no action taken by the Holders pursuant hereto, shall be deemed to constitute any of the Holders and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any of the Holders and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment and the Company acknowledges that the Holders and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment.  The Company and the Holders confirm that the Holders have independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  The Holders shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

13.	Amendments; Waivers; No Other Amendment. No provision of this Amendment may be waived, modified, supplemented or amended. except in a written instrument signed by the Company and the Holders.

14.

Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Amendment or any rights or obligations hereunder without the prior written consent of the Holders (other than by merger).

15.

Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

16.	Interpretation. No provision of this Amendment shall be interpreted or construed against any party hereto because that party or its legal representative drafted it.

17.

Fees; Expenses; Choice of Law. Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment. Section 8(a) of the Purchase Agreements shall apply to this Amendment.

18.

Force and Effect. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Transaction Documents.  Except as specifically modified hereby, all of the provisions of the Transaction Documents, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

19.

Counterparts.  This Amendment may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument.    Such counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Please do not hesitate to call me if you have any questions.

Sincerely yours,

ICORECONNECT INC.

By:	/s/ Robert McDermott

Name: Robert McDermott Title: Chief Executive Officer

[Company signature page]

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Accepted and Agreed to:

CROM CORTANA FUND LLC

By:
Name: LIAM SHERIF Title: GENERAL PARTNER

[Holder signature page]

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Accepted and Agreed to:

JEFFERSON STREET CAPITAL, LLC

By:
Name: BRIAN GOLDBERG Title: MANAGING MEMBER

[Holder signature page]

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